Exhibit 99.1

ELME COMMUNITIES LIQUIDATING TRUST

NOTICE OF TRUST EXISTENCE AND ACCEPTANCE OF TRUSTEESHIP

November 4, 2026

NOTICE IS HEREBY PROVIDED by the Initial Trustees and Successor Trustee (each as defined below) of Elme Communities Liquidating Trust (the “Trust”) in accordance with Section 14.5-813(b) of the Estates and Trusts Article of the Annotated Code of Maryland as follows:

On October 7, 2026, Paul T. McDermott and W. Drew Hammond (the “Initial Trustees”) each accepted the appointment to serve as an initial trustee of the Trust, the sole qualified beneficiary of which as of that date is Elme Communities. The contact information for the Initial Trustees is provided below:

Paul T. McDermott 7550 Wisconsin Avenue, Suite 900 Bethesda, MD 20814 202-774-3200 pmcdermott@elmecommunities.com	W. Drew Hammond 7550 Wisconsin Avenue, Suite 900 Bethesda, MD 20814 202-774-3200 dhammond@elmecommunities.com

Also on October 7, 2026, Mark E. Chertok (the “Successor Trustee”) accepted the appointment to serve as successor trustee of the Trust, with his service as successor trustee to commence after the assets and liabilities of Elme Communities are transferred to the Trust on November 6, 2026, at which time the beneficial owners of the common shares of beneficial interest of Elme Communities will become the qualified beneficiaries of the Trust. The interests of the qualified beneficiaries of the Trust will not be certificated and will not be transferable subject to certain exceptions related to transfer by will, intestate succession or operation of law. The contact information for the successor Trustee is provided below:

Mark E. Chertok
Elme Communities Liquidating Trust

c/o FTI Consulting, Inc.

56 Livingston Avenue, Suite 400

Roseland, NJ 07068
202-346-8829

ELMETrustee@fticonsulting.com

The settlor of the Trust is Elme Communities, a Maryland real estate investment trust.

Qualified beneficiaries of the Trust have the right to request a copy of the trust instrument from the Trustee(s). In addition, upon the request of any qualified beneficiary, the Trustees will send to such qualified beneficiary annually and at the termination of the Trust a report of the Trust property, liabilities, receipts, and disbursements, including the source and amount of the compensation of the Trustees, a listing of the Trust assets, and, if feasible, the respective market values of the Trust assets.

This notice is for information only. It does not require you to take any action. If you have any questions regarding this notice or the Trust, please contact the Trustees using the contact information provided above.

Sincerely,

/s/ Paul T. McDermott
Paul T. McDermott

Initial Trustee of Elme Communities Liquidating Trust

/s/ W. Drew Hammond
W. Drew Hammond

Initial Trustee of Elme Communities Liquidating Trust

/s/ Mark E. Chertok
Mark E. Chertok

Subsequent Trustee of Elme Communities Liquidating Trust